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                                  EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the use of our report dated January 25, 1999, relating to the combined balance sheets of Cornelius Nurseries, Inc. and Turkey Creek Farms, Inc. as of September 30, 1998 and 1997, and the related combined statements of operations and retained earnings, and cash flows for the years ended September 30, 1998 and 1997, in the September 30, 1999 Current Report on Form 8-K of Calloway's Nursery, Inc.

We also consent to the incorporation by reference of our report dated January 25, 1999 and the above-referenced financial statements in the registration statements of Calloway's Nursery, Inc. on Forms S-8 (File Nos. 33-46170, 33-82192 and 333-63291).

Very truly yours,




Hidalgo, Banfill, Zlotnik & Kermali, P.C.
September 30, 1999